Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-136506 and 333-193334 on Forms S-8, Registration Statement No. 333-174866 on Form S-3 ASR, and Registration Statement Nos. 333-145696, 333-159037, 333-167393, and 333-171487 on Forms S-3 of our reports relating to the consolidated financial statements of Evercore Partners Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting dated February 28, 2014, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 28, 2014